Exhibit 107

Calculation of Filing Fee Tables

424(b)(2)

(Form Type)

Safehold Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Stock, $0.01 par value	Rule 457(o) and 457(r)	7,475,000	$21.40	$159,965,000	0.00011020	$17,628.15
	Total Offering Amount				—	$159,965,000	—	$17,628.15
	Total Fees Previously Paid				—	—	—	—
	Total Fee Offsets				—	—	—	—
	Net Fee Due				—	—	—	$17,628.15